Exhibit 2.1

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”), is made and entered into as of September 17, 2010, by and among Abtech Holdings, Inc., f/k/a Laural Resources, Inc., a Nevada corporation (“Parent”), Abtech Merger Sub, Inc., a Nevada corporation and wholly owned subsidiary of Parent (“Merger Sub”), and AbTech Industries, Inc., a Delaware corporation (the “Company”).

WHEREAS, the parties to this Amendment are parties to that certain Merger Agreement dated July 17, 2010 (the “Merger Agreement”); and

WHEREAS, the parties hereto now desire to amend the Merger Agreement in the manner set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and of the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.           All capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

2.           The last sentence in Section 2.1(a) of the Merger Agreement is hereby amended and restated as follows:

“Each newly issued share shall thereafter constitute all of the issued and outstanding common stock of the Surviving Corporation.”

3.           The first sentence of Section 2.1(b)(ii) of the Merger Agreement is hereby amended and restated as follows:

“(ii)           Each issued and outstanding share of the Company Stock immediately prior to the Effective Time (individually a “Share” and collectively the “Shares”), including any Shares issued upon the conversion of Preferred Stock of the Company, but excluding (i) Shares held by the Company, and (ii) Shares held by Parent, Merger Sub or any other Subsidiary or parent of Parent or Merger Sub, if any, and (iii) Dissenting Shares, shall, by virtue of the Merger, be converted automatically into approximately 5.3 shares of Common Stock of the Parent (the “Merger Consideration”).”

4.           The first sentence of Section 4.3(b) of the Merger Agreement is hereby amended and restated as follows:

“(b)           Immediately prior to the Closing, the authorized capital stock of Merger Sub will consist of 12,000,000 shares of Merger Sub Common Stock, $0.001 par value, of which 6,724,558 shares of Merger Sub Common Stock will be issued and outstanding, and no shares of Merger Sub Common Stock will be issuable upon the exercise of outstanding warrants, convertible notes, options or otherwise.”

5.           Section 9.3(l) of the Merger Agreement is hereby added:

“(l)           Immediately prior to the Effective Time, the authorized capital stock of Merger Sub shall consist of 12,000,000 shares of Merger Sub Common Stock, of which 6,724,558 shares shall be issued and outstanding to Parent.”

6.           The “Capital Stock” table on Schedule 3.3 of the Company Disclosure Schedule is hereby deleted and replaced with the following:

Capital Stock	$ Amount	Common Shares	Series A Preferred Shares
Current Stockholders*		5,529,292	1,576,442
Convertible Debt at $2.65 per share	$1,156,000		436,226
Convertible Debt at $3.75 per share**	$4,046,000		1,078,933
*Includes 5,778 shares of Common Stock issuable for services prior to Closing.
**Includes $200,000 of notes that are convertible into Senior Convertible Notes.

7.           This Amendment may be executed by the parties hereto in one or more counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

8.           The Merger Agreement, as amended hereby, shall remain in full force and effect.

[Remainder of Page Intentionally Left Blank; Signature Page to Follow]

IN WITNESS WHEREOF, the parties have caused this Amendment No. 1 to Agreement and Plan of Merger to be executed as of the date first written above by their respective officers thereunto duly authorized.

ABTECH HOLDINGS, INC., a Nevada corporation

By:	/s/ Mandi Luis
Name: Mandi Luis
Title: President

ABTECH MERGER SUB, INC., a Nevada corporation

By:	/s/ Mandi Luis
Name: Mandi Luis
Title: President

ABTECH INDUSTRIES, INC., a Delaware corporation

By:	/s/ Glenn R. Rink
Name: Glenn R. Rink
Title: President